AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Active Bond Fund

A series of

Touchstone Funds Group Trust

This AMENDMENT is made as of January 1, 2022 to the Sub-Advisory Agreement dated January 27, 2017 (the "Agreement"), between Touchstone Advisors, Inc. (the "Advisor") and Fort Washington Investment Advisors, Inc. (the "Sub-Advisor") relating to the Touchstone Active Bond Fund, a series of the Touchstone Funds Group Trust (the "Fund").

1.Section 3(a) of the Agreement ("Compensation of the Sub-Advisor") is hereby deleted in its entirety and replaced with the following:

"a. As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to X.XX% of the average of the daily net asset value of the Fund Assets on the first $200 million of average daily net assets of the Fund and X.XX% on average daily net assets of the Fund over $200 million; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub- Advisor serves in such capacity for less than the whole of any period specified in Section 12(a) of this Agreement, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund's net asset value for purposes of purchases and redemptions of shares."

2.All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	FORT WASHINGTON INVESTMENT
ADIVSORS, INC.
BY: /s/ E. Blake Moore Jr.	BY: /s/ Maribeth Rahe
E. Blake Moore Jr.	Name: Maribeth Rahe
President and Chief Executive Officer	Title: President and Chief Executive Officer
BY: /s/ Timothy D. Paulin	BY: /s/ Brendan White
Timothy D. Paulin	Name: Brendan White
Senior Vice President	Title: Co-Chief Investment Officer

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